EXHIBIT 99

Contact:	Michael Wood PECO Energy, Communications 215-841-4125 or 841-5555
PECO Energy Reaches Settlement
Related to Pennsylvania Review of Exelon-PSEG Merger
PHILADELPHIA (September 13, 2005) –PECO Energy has filed with the Pennsylvania Public Utility Commission (PUC) a settlement of most issues raised in the state’s review of the pending merger between PECO’s parent Exelon and New Jersey’s Public Service Enterprise Group Inc. (PSEG)
If the settlement is approved, PECO would provide $120 million over four years in rate discounts for customers and cap its rates through the end of 2010. The settlement also provides substantial funding for alternative energy and environmental projects, economic development, and expanded outreach and assistance for low-income customers. PECO also made commitments for enhanced customer service and reliability, and pledges for its Philadelphia headquarters, charitable giving, and employment.
The settlement was reached with consumer, business, environmental and low income advocates, including the state Department of Environmental Protection, the PUC’s Office of Trial Staff, the state Office of Consumer Advocate, the state Office of Small Business Advocate, state Sen. Anthony Williams, the Action Alliance of Senior Citizens, ACORN (the Association of Community Organizations for Reform Now), the Philadelphia Area Industrial Energy Users Group, Community Legal Services, the Reinvestment Fund/Sustainable Development Fund, and Citizens for Pennsylvania’s Future (PennFuture).
Denis O’Brien, PECO president, described the settlement as “an excellent compromise that guarantees that PECO customers will share in the great value created by this merger. The settlement reinforces our commitment to the Philadelphia region and quality service to our customers.”
Later this month, a PUC administrative law judge will review testimony about the settlement, as well as other issues not resolved in the case. The judge subsequently will make a recommendation to the PUC, which will vote on the case possibly before end of the year.
The Federal Energy Regulatory Commission (FERC) approved the Exelon-PSEG merger on June 30 as long as the new company, which will be named Exelon Electric & Gas, sells 6,600* megawatts of power generation capacity.
In the settlement, Exelon agreed that it would participate in a PUC “fact finding investigation” with other interested parties into issues related to Philadelphia Gas Works after the merger is consummated.
Specifically, the settlement provides certainty around customer rates for five years with $120 million in discounts from PECO electric rates, beginning after the close of the merger. The discounts shall be applied to scheduled rates for all customer classes.
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Additionally, the settlement includes provisions designed to ensure the merger enhances reliability and customer service. PECO also agreed to make improvements to its existing universal service programs to further enhance a program that already serves more low-income customers than any other utility program in the Commonwealth. Specifically, the settlement would provide:
•	expanded outreach to increase participation in the company’s special Customer Assistance Program (CAP) for low-income households and an enhancement that will provide an additional discount on electric usage to make their utility costs more affordable. (PECO’s CAP rates discount the electric rate by 25 to 80 percent currently for more than 100,000 qualified households.)

•	an annual contribution to the Energy Coordinating Agency to be directed to community based organizations that provide referrals to the PECO CAP program.

•	a four-year contribution to the Matching Energy Assistance Fund (MEAF) for use to assist PECO customers, in addition to reimbursement of administrative costs incurred by MEAF agencies, and commitments to promote customer contributions to MEAF and match any customer contributions.
Other settlement provisions include:
•	a contribution paid over four years to the Pennsylvania Energy Development Authority (PEDA), an agency formed to promote and finance advanced clean energy and energy efficiency projects, and a four-year contribution to the Sustainable Development Fund to support environmental projects,

•	an additional contribution to PEDA for energy-related economic development projects that benefit PECO’s southeastern Pennsylvania service territory,

•	a commitment to maintain current employment levels in PECO field forces, the company’s Philadelphia headquarters, and the company’s charitable giving and civic involvement,

•	a variety of corporate safeguards.
The Exelon-PSEG merger was announced December 20, 2004, and shareholders of both companies approved the transaction in July. The merger also received approval from regulatory agencies in New York and Connecticut utility commissions, in addition to the FERC consent in June. The remaining regulatory reviews include the Pennsylvania PUC, the New Jersey Board of Public Utilities, the U.S. Department of Justice, and the federal Securities & Exchange Commission (if the merger should close before 2006). The two companies expect to complete the regulatory reviews and close on the merger in the first half of 2006.
*6,600 megawatts of power generation capacity required for divestiture includes 4,000 mw of fossil-hydro generation and “virtual divestiture” of 2,600 mw of baseload nuclear capacity.
Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $14 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.2 million customers in northern Illinois and Pennsylvania and natural gas in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.
Based in Philadelphia, PECO Energy is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE:EXC). PECO serves 1.5 million electric and 470,000 natural gas customers in southeastern Pennsylvania. In 2004, the company delivered 37.5 million megawatt hours (mWh) of electricity and 87.1 billion cubic feet of natural gas to residential, business and institutional customers. PECO’s energy delivery services generated $4.49 billion in revenue for Exelon. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include risks associated with the proposed merger of Exelon and Public Service Enterprise Group, Incorporated (PSEG) that are included in the joint proxy statement/prospectus that Exelon filed with the SEC pursuant to Rule 424(b)(3) on June 3, 2005 (Registration No. 333-122704). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.
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